EXHIBIT 10 (n)
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                          [NORTH FORK BANK LETTERHEAD]

March 27, 1997



Mr. Howard Siegel
President
American Medical Alert Corp.
3265 Lawson Boulevard
Oceanside, NY 11572-3723

Dear Mr. Siegel:

We are pleased to confirm for you that North Fork Bank has re-approved for your company's use a $1,500,000, secured, Revolving Line of Credit.

It is our understanding that borrowings under this facility will be used for general working capital needs and are secured by a blanket lien on corporate assets and will bear interest at North Fork Bank's Prime plus 3/4%. The facility will expire on April 30, 1998.

Advances under this facility are subject to a monthly borrowing base as follows:
75% on receivables aged less than 90 days, 25% on total inventory capped at $400,000.

Among other terms and conditions of this facility, as contained in the note and security agreement, all advances are subject to the continued satisfactory operations and financial condition of American Medical Alert Corp. as determined by the Bank in its sole discretion.

We trust this information will be satisfactory to you and look forward to a continued relationship with you and your company.

Very truly yours,

/s/ Linda G. Orth
Linda G. Orth
Assistant Vice President

cc:         Bruce A. Salmon
            Vice President